Exhibit 99.1
PRESS RELEASE
 April/_27_/2010

For Immediate Release Contact: Angie Langer Marketing Communications Manager alanger@sajan.com phone: 715-426-9505

Sajan’s Motion to Dismiss Granted in Tiberius Case

RIVER FALLS, WI., April 27, 2010 – Sajan, (SAJA.PK), a Wisconsin-based language services and technology corporation, today reported that on April 26, 2010, the United States District Court, District of Minnesota granted the Company’s motion to dismiss all counterclaims asserted by Tiberius Capital II, LLC (“Tiberius”) against the Company, Sajan, LLC (as successor of Sajan, Inc., a Minnesota corporation), Feltl and Company, Inc., Perkins Capital Management, Inc. and several of the Company’s officers, directors and advisors.  Tiberius retains certain rights to amend its counterclaims and to appeal this decision.

About Sajan

Sajan® is the leading provider of global language services and cloud-based translation management software. Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle. At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients to date. Our spectrum of delivery models and nimble, entrepreneurial culture enables Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry. Website: http://www.sajan.com

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about Sajan and include, but are not limited to, those set forth in Sajan’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010 under the heading “Item 1A. Risk Factors”.  Except as may be required by law, Sajan undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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